EXHIBIT 10.3

DEFINITIVE AGREEMENT

BETWEEN

THE ATWELL GROUP

AND

CAMELOT ENTERTAINMENT GROUP, INC.

APRIL 26, 2010

THIS DEFINITIVE AGREEMENT (“Agreement”) is made and entered into this 26th day of April, 2010, by and between Camelot Entertainment Group, Inc., a Delaware corporation, its subsidiaries and its affiliates (“Camelot”), on the one hand, and Robert P. Atwell, an individual residing in California, The Atwell Group, a group of companies with different domiciles owned by Mr. Atwell, including, but not limited to, The Atwell Group, Inc., a California corporation, The Atwell Group, Inc., a Nevada corporation, The Atwell Group, LLC, a Texas limited liability company, The Atwell Group LLC, a Nevada limited liability company, The Corporate Solution, Inc., a Nevada corporation, Love Bug Management Corporation, a Nevada corporation, Eagle Consulting Group, Inc., a Nevada corporation, Eagle Consulting Group, Inc., a Colorado corporation, and their affiliates, assigns, predecessors and successors, collectively (“The Atwell Group” or “TAG”), on the other hand.

RECITALS

WHEREAS, Camelot had previously entered into agreements with Eagle Consulting Group (“Eagle”) whereby Eagle agreed to provide certain services and monetary support, including assisting Camelot in positioning itself to receive financing, provide securities administrative services, general business consulting, sales and marketing services and advance monies to Camelot from time to time until such time as Camelot secured additional sources of financing; and

WHEREAS, Eagle assigned all of its rights, title and interest in those agreements to The Atwell Group; and WHEREAS, Eagle subsequently ceased operations and is no longer an active company; and

WHEREAS, The Atwell Group has provided Camelot with funding from time to time as necessary per the agreements; and

WHEREAS, The Atwell Group provided and continues to provide Camelot with the necessary funding to retire certain accounts payable as mutually agreed upon; and

WHEREAS, The Atwell Group received twenty per cent (20%) of Camelot’s outstanding $.0001 par value common stock (“Shares”) on a non-dilutive basis from time to time for providing funding as described in the agreements; and

WHEREAS, Camelot is desirous of entering into a new agreement with The Atwell Group to provide Camelot with funding and to pay expenses on behalf of Camelot from time to time as necessary; and

WHEREAS, Camelot’s Board of Directors on January 6, 2010 approved new agreement terms with The Atwell Group to continue to provide funding for Camelot in exchange for twenty per cent (20%) of Camelot’s outstanding $.0001 par value common stock (“Shares”) on a non-dilutive basis and other consideration.

NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL PROMISES, COVENANTS AND UNDERTAKINGS SPECIFIED HEREIN AND FOR OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, WITH THE INTENT TO BE OBLIGATED LEGALLY AND EQUITABLY, THE PARTIES AGREE WITH EACH OTHER AS FOLLOWS:

1.          Incorporation of Recitals. The recitals of this Agreement specified above, by this reference, are made a part of this Agreement.

2.          Ratification of Acts of Camelot. Camelot, by its signature and delivery of this Agreement, hereby unconditionally and irrevocably consents to, affirms, confirms, and ratifies each and every action taken by Camelot for the benefit of Camelot as Camelot’s own act and deed.

3.          Ratification of Acts of TAG. TAG, by its signature and delivery of this Agreement, hereby unconditionally and irrevocably consents to, affirms, confirms, and ratifies each and every action taken by TAG for the benefit of TAG as TAG’s own act and deed.

4.          Term of Agreement. This Agreement shall be in full force and effect commencing upon April 26, 2010 and concluding at the close of business on December 31 2017 (“Term”). The respective duties and obligations of the parties shall commence on the date specified in the recitals and shall continue until the close of business on December 31, 2017.

In the event that during the Term Camelot’s net worth before taxes exceeds Five Million Dollars ($5,000,000), TAG may, at its sole option, extend this Agreement for an additional seven year Term (an “Extension”). In the event that during the Term, including any Extension(s), Camelot’s net worth before taxes exceeds Ten Million Dollars ($10,000,000), TAG may, at its sole option, extend this Agreement, including any Extension(s), for an additional Extension. In the event that during the Term, including any Extension(s), Camelot’s net worth before taxes exceeds Twenty Million Dollars ($20,000,000), TAG may, at its sole option, extend this Agreement, including any extension(s), for an additional Extension. Notwithstanding anything in this Agreement to the contrary, in the event TAG exercises its right to extend this Agreement for one or more seven year periods as defined herein the Extension by TAG of this Agreement shall not in any way diminish, affect or compromise TAG’ s rights to consideration as specified in this Agreement, and all terms and conditions of this Agreement shall remain in effect and in full force throughout the Term and any Extensions.

5.           Services. TAG shall make appropriate personnel available to consult with the Board, the officers of Camelot, and the department heads of the administrative staff of Camelot, at reasonable times, concerning matters relating to any issue of importance regarding the business affairs of Camelot, including, but not limited to, securities administration, general business consulting, sales and marketing and assisting Camelot in positioning itself to receive financing.

6.           Funding. TAG will provide Camelot with funding as necessary to assist Camelot with completing its annual audits and annual and quarterly reports filed under the rules and regulations of the Securities and Exchange Commission (“SEC”). TAG will advance funds to Camelot or on behalf of Camelot from time to time as mutually agreed upon to insure the continued viability of Camelot. TAG will provide Camelot with funding to retire accounts payable as mutually agreed upon. TAG will also provide Camelot with additional funding as mutually agreed upon to take care of any on-going obligations. TAG will continue to provide the funding as described herein until such time as Camelot has enough funds in its accounts to fund all of its operations for a period of at least five (5) years, including having the ability to meet all of its obligations, including, but not limited to, executive salaries, payroll, office rent, legal and accounting fees, regulatory filing costs, transfer agent costs, travel, web expenses, phones, internet, debt service and all other operational expenses as determined by the Board of Directors.

7.           Management Authority; Independent Contractor Status. Except for Robert P. Atwell, TAG shall have no management authority of or for Camelot. Camelot's officers will conduct the business affairs of Camelot, which affect, directly or indirectly, the operation of business of Camelot and which arise in the ordinary course of business. All the members of Camelot's administrative staff shall be employees of Camelot. TAG shall have no control or charge of the administrative staff and no control or authority to employ, discharge, direct, supervise, or control any member of the administrative staff or other employee of Camelot. It is the intention of Camelot not to confer on TAG any power of direction, management, supervision, or control of the administrative staff or other employee of Camelot. Camelot is interested only in the results obtained by TAG, who shall have the sole control of the manner and means of performing the Services under this Agreement. Camelot shall not have the right to require TAG to collect accounts, investigate customer complaints, attend meetings, periodically report to Camelot, follow prescribed itineraries, keep records of business transacted, make adjustments, conform to particular policies of Camelot, or do anything else which would jeopardize the relationship of independent contractor between Camelot and TAG. Notwithstanding the foregoing, the parties hereto acknowledge that TAG, upon receipt of the consideration contemplated herein, and due to related party disclosures, will become an affiliate of Camelot as defined in the Securities Act of 1933, as amended (the 'Securities Act'), or the Securities Exchange Act of 1934, as amended (the 'Exchange Act')and would remain an affiliate until such time as TAG’s stock ownership and or change in related party status would thereby necessitate a change in TAG’s affiliate status.

8.           No Power of TAG to Act as Agent. Except for Robert P. Atwell, TAG shall have no right, power or authority to be, or act, as an agent of Camelot for any purpose whatsoever. In that regard, TAG shall not attempt or purport to obligate Camelot to any obligation or agreement.

9.           Limited Liability. With regard to the services to be performed by TAG pursuant to the provisions of this Agreement, TAG shall not be liable to Camelot, or to any person who may claim any right because of that person’s relationship with Camelot, for any acts or omissions in the performance of said services on the part of TAG or on the part of the agents or employees of TAG, except when said acts or omissions of TAG are due to TAG’s gross negligence. TAG makes no warranties, representations or guarantees regarding any financing attempted by Camelot or the eventual effectiveness of the services provided by TAG. Camelot shall hold TAG and the agents and employees of TAG free and harmless from any and all obligations, costs, claims, judgements, attorneys fees, and attachments arising from or growing out of the services rendered to Camelot pursuant to the provisions of this Agreement or in any way connected with or relating to the rendering of said services, except when the same shall arise because of the gross negligence of TAG, and TAG is adjudged to be guilty of the gross negligence by a court of competent jurisdiction.

10.             Cash Consideration.

a.           TAG shall receive a bonus of $500,000 as additional consideration for TAG’s original funding of the Company prior to the date hereof; and for funding its predecessor and first subsidiary, Camelot Films, Inc. prior to March 19, 2003.

b.           Camelot shall pay all tax liabilities of TAG upon presentation of said liabilities to Camelot by TAG subsequent to January 6, 2010 as additional consideration hereunder.

c.           Camelot shall pay certain debts and expenses incurred by TAG directly and/or indirectly as a result of TAG’s efforts on behalf of Camelot, including, but not limited to, debts incurred in connection with activities of Camelot Studio Group. TAG shall use its best efforts to provide a listing of these debts to Camelot in writing on or before December 31, 2010.

11.             Stock Consideration.

a.           TAG shall receive twenty per cent (20%) of the outstanding $0.0001 par value common stock of Camelot (“Shares”) on a non-dilutive basis during the Term. The exact number of Shares and the issuance dates thereof shall be mutually determined by Camelot and TAG. The Shares will be duly authorized, fully paid, non-assessable and will contain other customary terms and conditions, including piggyback registration rights.

b.           On or after January 1, 2014, in the event Camelot issues Shares to third parties other than TAG in the future for cash, acquisitions, technology or real property, and the value thereof can be audited and verified in a manner acceptable to TAG, then those specific Shares shall not be included in the computation of Shares due TAG per Section 11 (a) herein.

c.           Camelot and TAG hereby agree and confirm that the effective date of any issuance of Shares to TAG in connection herewith (“Share Effective Date”) shall be the earliest of either (i) the date the services in any given calendar year began; (ii) the date monies are first transferred to or advanced on behalf of Camelot in accordance with the terms and conditions herein; or (iii) a date mutually agreed upon by the parties hereto.

12.             Options/Warrants.

a.           As additional consideration, TAG shall be entitled to receive Two Million Cashless Options (“Options”) to purchase Shares at a price per share equal to the average bid price for the Shares during the first three years of the Term. For each one dollar ($1) increase in the price of Camelot’s stock, TAG shall be entitled to receive an additional Two Million Options throughout the Term. The Options will be duly authorized, fully paid and non-assessable and will contain other customary terms and conditions, including piggyback registration rights for the underlying Shares. In addition, Camelot shall have the first right of refusal to purchase the Options from TAG for the current market value once TAG notifies Camelot that it intends to exercise the Options. Camelot will have ten (10) business days to exercise this first right of refusal to purchase the Options at the current market value of the underlying Shares. For the sole purpose of this Section 12, the current market value shall be defined as the average trading price of the Shares during the preceding five (5) days prior to receiving the notification from TAG. In the event Camelot elects not to exercise this first right of refusal, and subject to applicable laws, TAG shall be entitled to exercise the sale of shares or Options immediately thereafter.

b.           As additional consideration, TAG shall be entitled to receive Two Million Cashless Warrants (“Warrants”) to purchase Shares at a price per share equal to the average bid price for the Shares during the first five years of the Term. For each one dollar ($1) increase in the price of Camelot’s stock, TAG shall be entitled to receive an additional Two Million Warrants throughout the Term. The Warrants will be duly authorized, fully paid and non- assessable and will contain other customary terms and conditions, including piggyback registration rights for the underlying Shares. In addition, Camelot shall have the first right of refusal to purchase the Warrants from TAG for the current market value once TAG notifies Camelot that it intends to exercise the Warrants. Camelot will have ten (10) business days to exercise this first right of refusal to purchase the Warrants at the current market value of the underlying Shares. For the sole purpose of this Section 12, the current market value shall be defined as the average trading price of the Shares during the preceding five (5) days prior to receiving the notification from TAG. In the event Camelot elects not to exercise this first right of refusal, and subject to applicable laws, TAG shall be entitled to exercise the sale of shares or Warrants immediately thereafter.

13.         Expenses. All expenses incurred by TAG in connection herewith are covered by the Cash and Stock Consideration provided for in Sections 10 and 11 herein.

14.         Payment upon Termination. In the event this Agreement is terminated due to the expiration of the Term or for any other reason, the terms and conditions of Section 10, 11, 12 and 13 of this Agreement shall remain in full force and effect until such time as TAG has been paid in full in accordance herewith. This Agreement shall be terminated 30 days after written notice of termination is given by either party at any time after the initial Term, provided however, that if Camelot shall terminate this Agreement pursuant to this Section 14 for any reason other than TAG’s material breach of this Agreement (having given prior notice of, and reasonable opportunity for TAG to cure, any such breach), Camelot shall issue all cash and Shares due TAG in connection herewith within five business days of Termination and all Shares issued to TAG in connection with this Agreement shall be non-dilutive and not subject to any future reverse or any other type of reverse split of the common stock by Camelot.

15.         Minimum Amount of Service. During the Term, TAG shall devote as much time to the affairs and goals of Camelot as TAG, with the approval of Camelot, determines to be necessary or appropriate as long as consultant is being compensated in manner described herein; TAG may represent, perform services for, and be employed by, any additional companies or persons as TAG, in TAG’s sole discretion, determines to be necessary or appropriate.

16.         Payment of Fees and Additional Compensation. Notwithstanding anything to the contrary contained herein, the provisions concerning Camelot’s obligations to pay fees, taxes, issue warrants, options, stock and pay or reimburse expenses contained herein will survive any such expiration or termination of this Agreement.

17.         Board of Directors. TAG shall be entitled to designate a representative to fill a minimum of one (1) seat on Camelot’s Board of Directors. Nothing contained within this paragraph shall diminish or effect the status of TAG in relationship to Camelot as defined in Section 7, 8 and 9 herein.

18.        Camelot to Provide. Camelot will engage counsel and certified public accountants to assist in the preparation of any and all offering memorandums, including Private Placement Memorandums, IPO’s and registration documents, who are experienced, competent and current in matters of securities law and disclosure requirements. All of the financial statements of Camelot contained in any offering memorandum will be prepared in accordance with Generally Accepted Accounting Principles and the latest annual financial statement will have been audited. The financial information in any offering memorandum and otherwise available to TAG must demonstrate to the satisfaction of TAG that Camelot will be able to meet all of its financial responsibilities and will be a going concern once funding requirements are met. Counsel for Camelot will be required to give its opinion as to matters normally expected in a securities offering, including, nut not limited to, due authorization, qualification to do business and good standing, no litigation, and 10b-5 compliance of the offering memorandum. All of the terms and conditions of any offering memorandum(s) prepared, if any, are subject to the approval of TAG and Camelot.

19.        Exclusivity. During the term of this Agreement, Camelot shall not directly or indirectly initiate any discussions, negotiations or other contacts, or solicit any inquiries or indications, concerning the financing needs of Camelot with any other party without first notifying TAG and further including TAG and or TAG’s representative in those discussions, negotiations or other contacts. Camelot shall promptly furnish TAG with the names of all parties that Camelot, its directors, officers and its controlling shareholders have conducted any discussions with, received inquiries from, or had any other contacts with, prior to the date hereof, concerning an investment or other financing activity in Camelot and shall promptly inform TAG of the identity of any third party that subsequently makes any such inquiry or whose interest in a possible investment in the investment or other financing activity subsequently becomes known to Camelot.

20.         Change of Control. Any provision of this Agreement to the contrary notwithstanding, in the event Camelot experiences either a “change in control” transaction, including, but not limited to, a merger, acquisition or sale of a controlling interest in Camelot, the terms and conditions of this Agreement shall remain in effect and in full force, and such action by Camelot shall not in any way diminish, affect or compromise TAG’s rights, including but not limited to, all consideration as described in Sections 10, 11, and 12 herein, as specified in this Agreement.

21.         Managing Underwriter. Camelot agrees that in any public offering of Camelot’s stock undertaken within the term of this Agreement, TAG may designate the managing underwriter for such offering to whom Camelot has no reasonable objection, which shall be on such terms and with such compensation to the underwriter and having such conditions that are acceptable to Camelot.

22.         Hold Harmless. Camelot and TAG also mutually agree to indemnify and hold harmless each party and each of its affiliates, counsel, stockholders, directors, officers, employees and controlling persons, within the meaning of Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, for any violations of state or federal securities laws by either party or any of its officers, other employees, agents, affiliates, counsel, stockholders, directors, and controlling persons.

23.         Corporate Documents. Camelot will provide and deliver to TAG all documents, appraisals, projections, financial data, and other information, collectively referred to herein as “Information”, reasonably requested by TAG for the purpose of rendering services hereunder. All Information provided by Camelot shall be accurate and complete, in all material respects, and Camelot recognizes and confirms that (a) TAG will use and rely on the Information without having independently verified all of the same and (b) TAG does not assume responsibility for the accuracy or completeness of the Information.

24.         Corporate Disclosure. Camelot shall use its best efforts to disclose to TAG all material events and developments that have occurred prior to the date of this Agreement and that occur subsequent to the date hereof relating to Camelot’s financial condition, operations or prospects. During the term hereof Camelot will promptly notify TAG of any material event or development relating to the financial condition, business operations or business prospects of Camelot and promptly deliver to TAG copies of all material filings made by Camelot with any regulatory agency and copies of all press releases issued by Camelot and make available same for inspection by TAG, prior to the delivery to TAG by Camelot of same, during regular business hours and upon 24 hours notice by TAG.

25.         Confidentiality. TAG agrees to keep confidential all material, non-public information provided to it by Camelot, except as required by law or as contemplated by the terms of this Agreement. Notwithstanding anything to the contrary herein, TAG may disclose non-public information to its agents and advisors whenever TAG determines that such disclosure is necessary or advisable to provide the services contemplated hereunder. TAG shall inform all parties who receive disclosure of non-public information or who have access to such information of the obligation of confidentiality, and shall inform Camelot of any disclosure of non-public information to any party other than TAG’s independent public accountants or attorneys.

26.         Advertisements. In the event that TAG finds itself in a position to make a newsworthy announcement, TAG will have the right to place advertisements in various media outlets, including, but not limited to, print publications, the Internet, direct mail, radio, television, satellite, or cable, describing its services to Camelot hereunder; provided, however, that TAG will submit copies of such advertisements to Camelot so that Camelot may consent to the form of such advertisements, which consent shall not be unreasonably withheld or delayed.

27.         Failure to act by One Person. Any direction or consultation given or service performed by one of the persons acting on behalf of TAG, pursuant to the provisions of this Agreement, shall constitute the direction or consultation or the performance of service of TAG. If, for any reason, any person acting on behalf of TAG is unable or unwilling to act or perform pursuant to the provisions of this Agreement, that event shall not void this Agreement or diminish its effect, and the performance by any person acting on behalf of TAG shall constitute full and complete performance of this Agreement on the part of TAG.

28.         Indemnification.

a.In addition to the limitation of liability found in Section 9 and the hold harmless provisions of Section 19 of this Agreement, each party shall save the other party harmless from and against and shall indemnify the other for any and all liabilities, losses, costs, expenses, or damages howsoever caused by reason of any injury (whether to body, property, or personal or business character or reputation) sustained by any person or to any person or to property by reason of any act, neglect, default, or omission of a party.

b.           In the event TAG is sued in any court for damages by reason of TAG’s relationship with Camelot as a result of any misrepresentation or misconduct by Camelot, Camelot shall defend that court action (or cause that court action to be defended), at Camelot’s sole expense and Camelot shall pay and discharge any judgment that may be rendered in any such court action. In the event Camelot fails or neglects to defend TAG in any such court action, TAG may defend such court action and any expenses, including attorney’s fees, which TAG may pay or incur in defending any such court action and the amount of any judgment which TAG may be required to pay shall be reimbursed promptly by Camelot to TAG upon demand therefore by TAG.

c.           In the event Camelot is sued in any court for damages by reason of Camelot’s relationship with TAG as a result of any misrepresentation or misconduct by TAG, TAG shall defend that court action (or cause that court action to be defended), at TAG’s sole expense and TAG shall pay and discharge any judgment that may be rendered in any such court action. In the event TAG fails or neglects to defend Camelot in any such court action, Camelot may defend such court action and any expenses, including attorney’s fees, which Camelot may pay or incur in defending any such court action and the amount of any judgment which Camelot may be required to pay shall be reimbursed promptly by TAG to Camelot upon demand therefore by Camelot.

d.           Notwithstanding the foregoing, neither party may be indemnified by the other for acts determined by a court of competent jurisdiction to be the fault of the indemnified party.

29.         Equitable Remedies. As a result of the uniqueness of the services to be performed by TAG for Camelot, and because TAG’s reputation in the community may be affected by the financial success or failure of Camelot, in addition to the other rights and remedies that TAG may have for a breach of this Agreement, TAG shall have the right to enforce this Agreement, in all of its provisions, specific performance, or other relief in a court or equity.

30.         TAG’s Representatives. TAG shall have the right to appoint or otherwise designate suitable and desirable employees, agents and representatives (“TAG’s Representatives”). TAG shall be solely responsible for TAG’s Representatives and their acts. TAG’s Representatives shall be at TAG’s own risk, expense and supervision, and TAG’s Representatives shall not have any claim against Camelot for salaries, commissions, items of cost, or other form of compensation or reimbursement. TAG represents, warrants, and covenants that TAG’s Representatives shall be subordinate to TAG and subject to each and all of the terms, provisions and conditions applying to TAG specified in this Agreement.

31.         Recovery of Litigation Costs. If any legal or equitable action or other proceeding is commenced for the enforcement or interpretation of this Agreement, or because of an alleged dispute, breach, default or misrepresentation regarding any of the provisions of this Agreement, the successful or prevailing party in such action or proceeding shall be entitled to recover reasonable attorneys’ fees and all costs incurred in such action or proceeding, in addition to any other relief to which such party may be entitled.

32.         Governmental Rules and Regulations. The provisions of this Agreement are subject to any and all present and future orders, rules and regulations of any duly constituted authority having jurisdiction of the relationship contemplated by the provisions of this Agreement.

33.         Notices. All notices, requests, demands or other communications pursuant to this Agreement shall be in writing or by telex or facsimile transmission and shall be deemed to have been duly given (i) on the date of service, if delivered in person or by telex or facsimile transmission (with the telex or facsimile confirmation of transmission receipt acting as confirmation of service when sent and provided telexed or telecopied notices are also mailed by first class, certified or registered mail, postage prepaid); or (ii) 48 hours after mailing by first class, registered or certified mail, postage prepaid, and properly addressed as follows:

If to Camelot:	Camelot Entertainment Group, Inc. Attn: George Jackson, CFO 8001 Irvine Center Drive, Suite 400 Irvine, CA 92618 Telecopier: 949.643.5504

If to TAG:	The Atwell Group Attn: Robert Atwell P.O. Box 7150 Laguna Niguel, CA 92607 Telecopier: 949-643-5504

or at such other address as the party affected my designate in a written notice to such other party in compliance with this paragraph.

34.         Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties regarding the subject matter of this Agreement and specifies all the covenants and agreements between the parties with respect to that subject matter, and each party acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not specified in this Agreement; and any other agreement, statement or promise concerning the subject matter specified in this Agreement shall be of no force or effect in a subsequent modification in writing signed by the party to be charged.

35.         Severability. In the event any part of this Agreement, for any reason, is determined to be invalid, such determination shall not affect the validity of any remaining portion of this Agreement, which remaining portion shall remain in complete force and effect as of this Agreement had been executed with the invalid portion of this Agreement eliminated. It is hereby declared the intention of the parties that the parties would have executed the remaining portion of this Agreement without including any such part, parts or portion which, for any reason, hereafter my be determined invalid.

36.         Captions and Interpretation. Captions of the paragraphs of this Agreement are for convenience and reference only, and the words contained in those captions shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this Agreement. The language in all parts to this Agreement, in all cases, shall be construed in accordance with the fair meaning of that language as if that language was prepared by all parties and not strictly for or against any party.

37.         Further Assurances. Each party shall take any and all action necessary, appropriate or advisable to execute and discharge such party’s responsibilities and obligations created by the provisions of this Agreement and to further effectuate, perform and carry out the intents and purposes of this Agreement and the relationship contemplated by the provision of this Agreement.

38.         Number and Gender. Whenever the singular number is used in this Agreement, and when required by the context, the same shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders, and vice versa; and the word “person” shall include corporation, firm, trust, association, governmental authority, municipality, association, sole proprietorship, joint venture, association, organization, estate, joint stock company, partnership, or other form of entity.

39.         Execution in Counterparts. This Agreement may be prepared in multiple copies and forwarded to each of the parties for execution. This Agreement shall become effective when TAG receives a copy or copies of this Agreement executed by the parties in the names as those names appear at the end of this Agreement. All of the signatures of the parties may be affixed to one copy or to separate copies of this Agreement and when all such copies are received and signed by all the parties, those copies shall constitute one agreement, which is not otherwise separable or divisible. TAG shall keep all of such signed copies and shall conform one copy to show all of those signatures and the dates thereof and shall mail a copy of such conformed copy to each of the parties within thirty (30) days after the receipt by such counsel of the last signed copy, and shall cause one such conformed copy to be filed in the principal office of TAG.

40.         Successors and Assigns. This Agreement and each of the provisions of this Agreement shall obligate and inure to the benefit the heirs, executors, administrators, successors and assigns of each of the parties; provided, however, nothing specified in this paragraph shall be a consent to the assignment or delegation by any party of such party s respective rights and obligations created by the provisions of this Agreement.

41.         Reservation of Rights. The failure of any party at any time hereafter to require strict performance by any other party of any of the warranties, representations, covenants, terms, conditions and provisions specified in this Agreement shall not waive, affect or diminish any right of such failing party to demand strict compliance and performance therewith and with respect to any other provisions, warranties, terms and conditions specified in this Agreement. Any waiver of any default not waive or affect any other default, whether prior or subsequent thereto, and whether the same or of a different type. None of the representations, warranties, covenants, conditions, provisions and terms specified in this Agreement shall be deemed to have been waived by any act or knowledge of either party or such party’s agents, officers or employees, and any such waiver shall be made only by an instrument in writing, signed by the waiving party and directed to each non-waiving party specifying such waiver. Each party reserves such party’s rights to insist upon strict compliance with the terms, conditions, warranties, obligations, representations, covenants and provisions of this Agreement at all times.

42.         Concurrent Remedies. No right or remedy specified in this Agreement conferred on or reserved to the parties is exclusive of any other right or remedy specified in this Agreement or by law or equity provided or permitted; but each such right and remedy shall be cumulative of, and in addition to, every other right and remedy specified in this Agreement or now or hereafter existing at law or in equity or by statute or otherwise, and may be enforced concurrently therewith or from time to time. The termination of this Agreement for any reason whatsoever shall not prejudice any right or remedy which either party may have, either at law, in equity or pursuant to the provisions of this Agreement.

43.         Choice of Law and Consent to Jurisdiction. This Agreement shall be deemed to have been entered into in the County of Orange, State of California, and all questions concerning the validity, interpretation or performance of any of the terms, conditions and provisions of this Agreement or of any of the rights or obligations of the parties shall be governed by, and resolved in accordance with, the laws of the State of California. Any and all actions or proceedings, at law or in equity, to enforce or interpret the provisions of this Agreement shall be litigated in courts having situs within the State of California, and each party hereby consents expressly to the jurisdiction of any local, state or federal court located within the County of Orange, State of California and consents that any service of process in such action or proceeding may be made by personal service upon such party wherever such party may be then located, or by certified or registered mail directed to such party at such party’s last known address.

44.         Assignability. Neither party shall sell, assign, transfer, covey or encumber this Agreement or any right or interest in this Agreement or pursuant to this Agreement, or suffer or permit any such sale, assignment, transfer or encumbrance to occur by operation of law without the prior written consent of the other party. In the event of any sale, assignment, transfer or encumbrance consented to by such other party, the transferee or such transferee’s legal representative shall agree with such other party in writing to assume personally, perform and be obligated by the covenants, obligations, warranties, representations, terms, conditions and provisions specified in this Agreement.

45.         Continuing Provisions. Notwithstanding anything to the contrary contained herein, the provisions concerning confidentiality, indemnification, contribution and Camelot’s obligations to pay fees and pay or reimburse expenses contained herein and in the indemnification provisions hereof will survive any such expiration or termination of this Agreement.

46.         Force Majeure.

a.           If any party is rendered unable, completely or partially, by the occurrence of any event of “force majeure” (hereinafter defined) to perform such party’s obligations created by the provisions of this Agreement, other that the obligation to make payments of money, such party shall give to the other party prompt written notice of the event of “force majeure” with reasonably complete particulars concerning such event; thereupon, the obligations of the party giving such notice, so far as those obligations are affected by the event of “force majeure”, shall be suspended during, but no longer than, the continuance of the event of “force majeure” The party affected by such event of “force majeure” shall use all reasonable diligence to resolve, eliminate and terminate the event of “force majeure” as quickly as practicable.

b.          The requirement that an event of “force majeure” shall be remedied with all reasonable dispatch as herein above specified, shall not require the settlement of strikes, lockouts or other labor difficulties by the party involved, contrary to such party’s wishes, and the resolution of any and all such difficulties shall be handled entirely within the discretion of the party concerned.

c.           The term “force maj eure” as used herein shall be defined as and mean any act of God, strike, civil disturbance, lockout or other industrial disturbance, act of the public enemy, war, blockage, public riot, earthquake, tornado, hurricane, lightening, fire, public demonstration, storm, flood, explosion, governmental action, governmental delay, restraint or inaction, unavailability of equipment, and any other cause or event, whether of the kind enumerated specifically herein, or otherwise, which is not reasonably within the control of the party claiming such suspension.

47.         Definitions. Capitalized terms used in this Agreement are defined throughout the Agreement. Terms not defined therein shall be given their plain English meaning; provided, however, that those terms, acronyms and phrases known in general business which are not defined shall be interpreted in accordance with their generally accepted general business meaning.

48.         Consent to Agreement. By executing this Agreement, each party, for itself, represents such party has read or caused to be read this Agreement in all particulars, and consents to the rights, conditions, duties and responsibilities imposed upon such party as specified in this Agreement.

Executed at Irvine, California, effective as of the date specified in the preamble of this Agreement.

CAMELOT ENTERTAINMENT GROUP, INC., A Delaware corporation By: /s/ Robert P. Atwell Its: President By: /s/ George Jackson Its: Secretary	THE ATWELL GROUP on behalf of the individuals and entities By: /s/ Robert P. Atwell Its: President By: /s/ George Jackson Its: Secretary